FOR IMMEDIATE RELEASE

PAULA FINANCIAL REPORTS NET INCOME FOR THE THIRD QUARTER OF 2005 AND DECLARES QUARTERLY CASH DIVIDEND

PASADENA, California, November 14, 2005 - PAULA Financial (NASDAQ:PFCO) today reported net income for the third quarter of 2005 of $218,000 or $0.03 per share compared to $142,000 or $0.02 per share for the 2004 period. For the nine months ended September 30, 2005, the Company reported net income of $1,152,000 or $0.17 per share compared to $915,000 or $0.14 per share for the 2004 period.

“Net income for the quarter was up 54% over the third quarter of 2004. Year to date income is up 26% over the comparable 2004 period,” commented Jeff Snider, Chairman and Chief Executive Officer. “Our Pan American Underwriters (“PAU”) agency operation has earned a solid reputation over many decades for delivering profitable underwriting opportunities to specialty carriers from its agribusiness unit—one of the largest concentrations of agribusiness risk premium of its kind in the West. As carriers compete more vigorously for business in the early stages of a market which is showing signs of softening, commissions paid by specialty carriers to agents are improving. The specialization of the PAU agency has also positioned it to achieve solid new business gains in its benefits and workers’ compensation practices.”

“The State Compensation Fund of California (“SCIF”) has made two announcements which will benefit PAU. SCIF is increasing commissions from a maximum of 5.5% to a maximum of 8.0%. While it is not easy to achieve the high end of the SCIF commission range, it is available. SCIF has also reinstated its profit share contracts, retroactively to January 2005, which provide for additional revenue to agencies who deliver highly profitable underwriting results on a portfolio of business. At this point in 2005, PAU has been advised that it is eligible to receive such a payment in 2006 based on its 2005 results year-to-date. SCIF, while it has reinstated its contingent profit share program, plans to pay qualifying agencies in two installments (one in 2006, followed by a second installment in 2007 on the 2005 results) instead of one payment as has been its practice in previous periods. Our agency continues to seek the best value proposition for its customers and there are more choices in the California marketplace for workers’ compensation than in previous years. We expect our total writings with SCIF to decline as a result, even with the reinstatement of a contingent profit share agreement. Future contingent profit share payments from SCIF, if earned, will likely be less than historical levels.”

“Over the summer PFCO successfully recruited two new directors for board service, Lawrence A. Hayes and Harold Sandstrom. Mr. Sandstrom will also serve as Audit Committee Chair. Both new directors are career investment bankers specializing in the insurance industry. Our interest in recruiting governors with this background is to signal the Company’s expectation that M&A will play an increasing role in the growth plans of PFCO going forward. In the fourth quarter, the Company also retained Jack Hunn, President of Insurance Marketing Associates (“IMA”), as a buy-side consultant to the Company. Mr. Hunn’s knowledge base and relationship network is focused on California domiciled insurance distribution businesses. Mr. Hunn will be working closely with the Company to identify and close acquisitions. The contract with IMA pays a Lehman scale fee to IMA for successfully completed transactions.”

“In September 2005 PAU and its operating partner James G. Parker & Associates of Fresno, California (“JGP”) reached a determination to unwind the policy administration portion of the service agreement between the two companies. PAU is taking steps to internalize the remaining policy inventory which has been administered by JGP since 1998. The transition represents no special adjustment for PAU and is expected to be expense neutral or slightly accretive to PFCO when it is complete in early 2006. The reason for the change was largely driven by a decision of JGP to exit the service center business. PFCO continues to hold an investment in JGP and plans to continue joint marketing efforts between the two agencies going forward.”

“Expense control and margin improvement continue to pre-occupy PAU managers. The assimilation of our new auditors, Stonefield Josephson, has gone smoothly. The Company was notified in the third quarter that the Sarbanes Oxley 404 compliance deadlines have been officially deferred for all small business filers for a second time, from year end 2006, now to year end 2007. While the Company continues to devote internal resources to the process, we do not expect to incur any significant external expenses for accounting and compliance services in 2006 related to Sarbanes Oxley,” concluded Snider.

On November 10, 2005, the Company’s Board of Directors declared a quarterly cash dividend in the amount of $0.015 per common share. The dividend will be paid to holders of record as of December 8, 2005 and will be distributed on December 28, 2005.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:    Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
         (626) 844-7500